Filed Pursuant to Rule 433

Registration No. 333-208681

Free Writing Prospectus Dated January 11, 2016

EOG Resources, Inc.

Pricing Term Sheet

$750,000,000 4.15% Senior Notes due 2026

$250,000,000 5.10% Senior Notes due 2036

Issuer:	EOG Resources, Inc.

Ratings*:	Moody’s: A3 (negative watch) S&P: A- (stable outlook)

Trade Date:	January 11, 2016

Settlement Date:	January 14, 2016 (T+3)

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2016

	Senior Notes due 2026	Senior Notes due 2036

Principal Amount:	$750,000,000	$250,000,000

Maturity Date:	January 15, 2026	January 15, 2036

Coupon:	4.15%	5.10%

Benchmark Treasury:	2.250% due November 15, 2025	2.875% due August 15, 2045

Benchmark Treasury Yield:	2.168%	2.974%

Spread to Benchmark Treasury:	+200 basis points	+215 basis points

Yield to Maturity:	4.168%	5.124%

Price to Public:	99.854% of Principal Amount	99.702% of Principal Amount

Optional Redemption:

Make-whole Call:	At any time prior to October 15, 2025, at the greater of (i) 100% or (ii) a discount rate of Treasury plus 30 basis points	At any time prior to July 15, 2035, at the greater of (i) 100% or (ii) a discount rate of Treasury plus 35 basis points

Par Call:	At any time on or after October 15, 2025	At any time on or after July 15, 2035

CUSIP/ISIN:	26875PAP6 / US26875PAP62	26875PAQ4 / US26875PAQ46

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

CIBC World Markets Corp.

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Comerica Securities, Inc.

DNB Markets, Inc.

PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (800) 831-9146, J.P. Morgan Securities LLC at (212) 834-4533 or Wells Fargo Securities, LLC at (800) 645-3751.